Exhibit 99.3

745 Seventh Avenue New York, NY 10019 United States

December 9, 2019

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated October 21, 2019, to the Special Committee of the Board of Directors of Carey Watermark Investors Incorporated, as Annex E to the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 of Carey Watermark Investors 2 Incorporated (“CWI 2”), as filed by CWI 2 on December 9, 2019 (the “Registration Statement”), relating to the proposed transaction (as defined in the Registration Statement), and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of CWI 1 Special Committee’s Financial Advisor”, “The Merger—Background of the Merger and Internalization”, “The Merger—CWI 1’s Reasons for the Merger and the Internalization”, “The Merger—Opinion of Financial Advisor to the CWI 1 Special Committee” and “Item 21. Exhibits and Financial Statement Schedules.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.